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                                                                     EXHIBIT 2.4


                         CALL AND PUT OPTION AGREEMENT

THIS CALL AND PUT OPTION AGREEMENT - ("AGREEMENT") is made on this the 17th day of July, 2002

A.    ___________, son of ______________residing at ______________(hereinafter referred to as "OPTIONEE" which expression shall unless it be repugnant to the context be deemed to include his legal heirs, executors and administrators);

B. WIPRO LIMITED, a company incorporated under the Companies Act ,1956,, having its registered office at Doddakannelli, Sarjapur Road, Bangalore 560 035, (hereinafter referred to as "WIPRO" which expression shall unless it be repugnant to the context be deemed to include its successors and assigns); and

C. SPECTRAMIND ESERVICES PRIVATE LIMITED, a company incorporated under the Companies Act ,1956,, having its registered office at 239, Okhla Industrial Estate Phase III, New Delhi 110020, India (hereinafter referred to as "COMPANY" which expression shall unless it be repugnant to the context be deemed to include its representatives, successors and assigns).

Each of Optionee, the Company and WIPRO shall be referred to herein as a "PARTY" and jointly as the "PARTIES".

RECITALS

A. The Spectramind eServices Private Limited ("COMPANY") is engaged in the business of remote processing activities and has set up a remote processing centre at Okhla, New Delhi.

B. ChrysCapital I, LLC, Mauritius ("CHRYSCAPITAL'), Housing Development and Finance Corporation Limited ("HDFC"), Optionee and the Spectramind Limited, Bermuda had entered into a Shareholders' Agreement dated as of March 15, 2000 (the "OLD SHAREHOLDERS' AGREEMENT") in relation to investments in the Spectramind Limited, Bermuda, Spectramind Limited, Mauritius and the Company.

C ChrysCapital, HDFC, Optionee, WIPRO, Spectramind Limited, Mauritius, Spectramind Limited, Bremuda and the Company had entered into another Shareholders Agreement dated as of October 18, 2001 ("PRESENT SHAREHOLDERS AGREEMENT") which superceded and replaced in its entirety the Old Shareholders Agreement.

D. ChrysCapital, HDFC, Optionee, WIPRO, American Express Travel Related Services Company, Inc ("AMEX"), Spectramind Limited, Mauritius, Spectramind Limited, Bermuda and the Company had entered into a Modified Shareholders Agreement dated as of 12th February, 2002 which partly amended the Present Shareholders Agreement ("MODIFIED SHAREHOLDERS AGREEMENT").

E. Optionee and the Company entered into a Stock Option Agreement as modified by a Supplemental Stock Option Agreement dated July 17, 2002, with respect of the grant of options to him under the employee stock option scheme of the Company, and pursuant thereto, Optionee is the owner of the employee stock options as specified in Schedule 1 ("EMPLOYEE STOCK OPTIONS").

F. Optionee and Wipro desires to execute a Call and Put Option over the Option Shares


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      subject to and in accordance with the terms and conditions of this
      Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements made herein, the Parties hereby agree as follows:

1.    DEFINITIONS

1.1 The following words and phrases, wherever used in this Agreement, shall have the following meanings:

      "ACQUISITION DATE" shall mean the date(s) on which the Option Shares are allotted to the Optionee pursuant to the exercise of the relevant Employee Stock Options and the Company will allot the Option Shares within three
      (3) days of such exercise as provided in the employee stock option scheme of the Company

      "CALL NOTICE" shall mean the notice delivered by WIPRO on Optionee pursuant to Clause 2.1 of this Agreement

      "CALL/PUT OPTION PERIOD" shall mean the six months following each of the Acquisition Date

      "CAUSE" shall have the meaning assigned to it in the Employment Agreement.

      "CONFIDENTIAL INFORMATION" means information received by the Optionee from any Investor or the Company or any of its subsidiaries in respect of the activities and affairs of the Company or any of its subsidiaries including the information received by the Optionee as a member on the board of directors on the Company or any of its subsidiaries and in respect of the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary either to the Investor or the Company or any of its subsidiaries including information relating to the MIS, customer information, employees, process and systems etc., provided that such term does not include information that (a) was publicly known or otherwise known to such receiving Party prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such receiving Party or any Person acting on such Party's behalf, or (c) otherwise becomes known to such receiving Party other than through disclosure by the delivering Party or any Person with a duty to keep such information confidential.

      "ENCUMBRANCE" means any charge, lien, equity, third party right, option, right of pre-emption or any other encumbrance, priority or security interest of whatsoever nature.

      "EQUITY SHARES" means the equity shares of Rs.10/- each of the Company

      "NOTICE DATE" shall mean the date of service of the Call Notice as per Clause 2.1, or the date of service of the Put Notice as per Clause 2.2.

      "EMPLOYMENT AGREEMENT" shall mean the Employment Agreement or Service Agreement entered into by the Optionee with the Company or any of its affiliates.

      "EMPLOYEE STOCK OPTIONS" shall mean the employee stock options granted to Optionee by the Company and as specified in Schedule 1.

      "INVESTORS" means, collectively, ChrysCapital, HDFC, WIPRO, AMEX, Mr. Raman Roy,


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      Spectramind Limited, Mauritius, Spectramind Limited, Bermuda, and the
      Management Team.

      "STRIKE PRICE" shall mean the Fair Market Value of the Equity Shares

      "FAIR MARKET VALUE" shall mean the value of each Equity Share based on enterprise value of the Company divided by 8,10,69,742 shares, being the number of shares of the Company on a fully diluted and as fully converted basis as on the date of this Agreement, as applicable for the quarter in which the Notice Date falls. The enterprise value will be as determined by an External Independent Valuer of international repute, as the case may be by reference to (i) liquidity, (ii) yield capabilities, (iii) book value, and (iv) average metrics of the top five listed global companies comparable in the same space in which the Company is operating. The Fair Market Value shall be determined initially as of April 1st 2003 and thereafter on at least a semi-annual basis commencing from such date.

      "OPTION SHARES" shall mean the Equity Shares issued and allotted by the Company to Optionee pursuant to the exercise of the Employee Stock Options.

      "PUT NOTICE" shall mean the notice delivered by Optionee on WIPRO pursuant to Clause 2.2 of this Agreement

      "SETTLEMENT DATE" shall mean the date for the transfer of the Option Shares not being later than seven (7) days from the relevant Notice Date.

      "SETTLEMENT PERIOD" means the period between the Notice Date and the Settlement Date.

      "OPTION SHARE DOCUMENTS" shall mean the original share certificates pertaining to the Option Shares and share transfer forms for transfer of the Option Shares.

2.    CALL AND PUT OPTION

2.1 At any time during the Call/Put Option Period, WIPRO shall have the option to purchase all or any of the Option Shares by issuing a Call Notice at the relevant Strike Price. The Call Notice will specify the number of Option Shares intended to be purchased. On the exercise of such option by WIPRO, Optionee shall be obliged to sell to WIPRO, on a spot delivery basis, the Option Shares at the relevant Strike Price, and such sale shall be subject to Optionee's confirmation that the Option Shares are without any Encumbrance. Such purchase by WIPRO of the Option Shares shall be completed on a spot delivery basis on the Settlement Date as contemplated in Section 3. It is clarified that WIPRO shall be entitled to purchase the Option Shares either directly or designate a nominee for this purpose. Provided that in respect of the Option Shares which are allotted at different dates, WIPRO may issue one or more Call Notices during the relevant Call/Put Option Period.

2.2 At any time during the Call/Put Option Period, Optionee shall have the option to sell all or any of the Option Shares by issuing a Put Notice at the relevant Strike Price. The Put Notice will specify the number of Option Shares intended to be sold. Upon exercise of such an option by Optionee, WIPRO shall be shall be obliged to purchase, on a spot delivery basis, the Option Shares at the relevant Strike Price, and such purchaser shall be subject to Optionee's confirmation that the Option Shares are without any Encumbrance. Such purchase by WIPRO of the Option Shares at the relevant Option relevant Strike Price shall be completed on a spot delivery basis on the Settlement Date as contemplated in Section 3. It is clarified that WIPRO shall be entitled to purchase the Option Shares either directly or designate a nominee for this purpose. Provided that in respect of the Option


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      Shares which are allotted at different dates, Optionee may issue one or more Put Notices during the relevant Call/Put Option Period. Provided further that, notwithstanding anything to the contrary contained in this Agreement, the right of the Optionee to sell all or any of the Optionee's Option Shares by a Put Notice under this Section 2.2 shall be available only in respect of the Option Shares which may be acquired by the Optionee pursuant to the exercise of the Employee Stock Option set out in Part 2 of
      Schedule 1.

2.3 Optionee shall be bound, upon receipt of the Call Notice or issue of the Put Notice, as the case may be to sell all the Option Shares at the Strike Price to WIPRO and undertake all necessary action in the Settlement Period including, but not limited to, the execution of any and all documents and transfer deeds required to complete such sale and transfer of the Option Shares for consideration received.

2.4 WIPRO shall be bound, upon issue of the Call Notice or receipt of Put Notice, as the case may be to purchase from the Optionee all the Option Shares at the Strike Price and make payment of the consideration.

2.5 The Company shall undertake all steps and actions to give effect to the transactions contemplated in this Agreement.

2.6 In the event Call Notice(s) are not issued in respect of all of the Option Shares which may be acquired by the Optionee pursuant to the exercise of the Employee Stock Option set out in Part 1 of Schedule 1 during the applicable Call/Put Option Period, then the Optionee shall not have the right to sell the remaining Option Shares to third party without giving to Wipro a right of first refusal in respect of such remaining Option Shares.

3.    COMPLETION

      Completion shall take place on the Settlement Date at the registered office of the Company. At the Completion, (a) Optionee shall simultaneously with the payment by WIPRO of an amount equal to the Strike Price multiplied by the number of Option Shares which are subject matter of the relevant Call Option or the Put Option as the case may be , deliver or cause to be delivered to WIPRO, or its nominee, the Share Documents, and do such things and execute such other documents as shall be necessary, or as WIPRO may reasonably request, to give effect to the sale of the Option Shares which are subject matter of the relevant Call Option or the Put Option as the case may be, and (b) WIPRO shall simultaneously with the delivery of the Share Documents by the Optionee, make payment to Optionee of an amount equal of the Strike Price multiplied by the number of Option Shares which are subject matter of the relevant Call Option or the Put Option as the case may be.

4.    REPRESENTATIONS AND WARRANTIES

4.1   REPRESENTATIONS AND WARRANTIES OF WIPRO

      WIPRO hereby represents and warrants that:

      (a) It has full legal capacity and legal right to undertake its obligations provided for in this Agreement, and to execute and deliver this Agreement, and to perform and observe the terms and provisions hereof applicable to it. This Agreement constitutes the legal, valid and binding obligations of WIPRO enforceable against it in accordance with the terms hereof. The execution, delivery and performance of this Agreement has been duly authorized by all necessary actions on its part; and


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      (b)   The execution, delivery and performance of this Agreement does not and will not violate or exceed its legal capacity or contravene any provision of any applicable law, regulation, decree or order to which it is subject, or any contract, agreement or other instrument to which it is a party, or which is binding upon it or to any provision of any mortgage, deed, contract, agreement or other instrument to which it is a party, or which is binding upon it or attaches to any of its assets.

4.2   REPRESENTATION AND WARRANTIES OF OPTIONEE

      Optionee represents and warrants that:

      (a) This Agreement constitutes the legal, valid and binding obligations of Optionee enforceable against Optionee, in accordance with the terms hereof.

      (b) The execution, delivery and performance of this Agreement does not and will not violate or exceed Optionee's legal capacity or contravene any provision of any applicable law, regulation, decree or order to which he is subject, or any contract, agreement or other instrument to which Optionee is a party, or which is binding upon Optionee or to any provision of any mortgage, deed, contract, agreement or other instrument to which Optionee is a party, or which is binding upon Optionee or attaches to any of his assets.

5.    COVENANTS

5.1 Optionee and WIPRO undertake and agree that they shall abstain from any action, the object or effect of which would be to restrict and prevent the sale, transfer and disposal of the Option Shares under this Agreement, except as contemplated in this Agreement.

5.2 In the event that there is a change of law in India making the enforcement of this Agreement illegal in India, the Parties undertake that they shall, upon demand by either Party enter into a spot delivery agreement on the same terms as this Agreement for the purchase of the Option Shares, if the same is permissible under Indian law. If such spot delivery sale is not permissible by Indian law, the Parties agree to execute any other modified contract or agreement to give effect to the contemplated transactions in compliance with such change in law.

5.3   NON-COMPETE AND NON-SOLICITATION

      (a) The Optionee acknowledges that in the course of his employment with the Company and its affiliates the Optionee will become familiar with the Company's and its affiliates trade secrets and with other confidential information concerning the Company and its affiliates and that Optionee's services have been and will be of special, unique and extraordinary value to the Company and its affiliates. Therefore, the Optionee agrees that, during his employment, and (i) in the case of termination for Cause or resignation, for two years thereafter, and (ii) in the case of termination by the Company and its affiliates without Cause, during the period in which the Optionee receives payments of Salary pursuant to paragraph 5(b) of the Employment Agreement (the "NONCOMPETE PERIOD"), Optionee shall not directly or indirectly own, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with the businesses of the Company or its subsidiaries as such businesses exist or are in process on the date of the termination of the Optionee's employment, within any geographical area in which the Company or its subsidiaries engage or plan to engage in such businesses.


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      (b)   During the Noncompete Period, the Optionee shall not directly or indirectly through another entity (i) induce or attempt to induce any employee of the Company or any affiliate to leave the employ of the Company or such affiliate, or in any way interfere with the relationship between the Company or any subsidiary and any employee thereof, or (ii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company or any affiliate to cease doing business with the Company or such affiliate, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any affiliate.

      (c) If, at the time of enforcement of this Clause 5.3, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

      (d) In the event of the breach or a threatened breach by Optionee of any of the provisions of this Clause 5.3, the Company, in addition and supplementary to other rights and remedies existing in its favor, may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security).

5.4   RECONSTITUTION RIGHTS

      The Parties agree that in the event of any restructuring and/or recapitalisation of the Company or any event constituting similar effect including but not limited to issue of bonus shares, rights shares, mergers, sale, dissolution, liquidation of the Company, WIPRO and Company will take all such neccessary steps to protect the intent of the Parties set out in this Agreement and place the Optionee in the same economic position that it would have been, had any such aforementioned event not occurred or initiated.

6.    EFFECTIVE DATE AND DURATION OF OBLIGATIONS

6.1   This Agreement shall come into force on ___________.

6.2 This Agreement shall terminate upon the expiry of the Call/Put Option Period in respect of the last of the Option Shares which the Optionee is entitled to be allotted in respect of the Options specified in Schedule 1.

6.3 If a Call Notice(s) or a Put Notice shall have been served on or prior to the expiry of the Call/Put Option Period, this Agreement shall continue in force even after the periods specified in Clause 6.1, until the fulfillment of the Parties obligations hereunder in relation to all such Call Notice(s)/Put Notice(s) whereupon it shall terminate.

7.    MISCELLANEOUS

7.1   ENTIRE UNDERSTANDING

      This Agreement constitutes the entire understanding of the Parties with reference to the subject matter of this Agreement and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations among the Parties with respect to the subject matter hereof.


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7.2   AMENDMENTS

      This Agreement shall not be amended, modified, altered or changed in any way except in a writing executed by a duly authorised representative of each Party. A waiver by any Party hereto of any provision of this Agreement or a breach thereunder shall not be deemed to constitute a subsequent or future waiver of the same or any other provision or a breach of this Agreement.

7.3   SPECIFIC PERFORMANCE

      The Parties hereby acknowledge and confirm that it is impossible to measure in money the damages which will accrue to a Party or to their heirs, personal representatives, or assigns by reason of a failure to perform any of the obligations under this Agreement and therefore agree that the terms of this Agreement shall be specifically enforceable.

      If any Party or his heirs, personal representatives, or assigns institutes any action or proceeding to specifically enforce the provisions hereof, any Party against whom such action or proceeding is brought (i) hereby waives the claim or defense therein that such Party or such personal representative has an adequate remedy at law, and (ii) hereby confirms that it shall not offer in any such action or proceeding the claim or defense that such remedy at law exists.

7.4   NOTICES

      All notices, communications and other correspondence required or permitted by this Agreement shall be in writing and shall be sent by (a) facsimile, with confirmation copy sent by registered first class airmail, (b) by personal delivery with acknowledgement of receipt or (c) by registered, first class air mail, return receipt requested and postage prepaid, to the following address:

      in the case of Optionee to:    At the address mentioned in the description
                                     of the Optionee on page 1.

      in the case of Wipro to:       Wipro Limited,
                                     Doddakannelli,
                                     Sarjapur Road,
                                     Bangalore 560 035

                             ATT'N:  Corporate Executive Vice President Finance
                                     FAX: (91) 80 844 0051

      All such notices, communications and correspondence shall be sent and deemed to have been received as follows: (i) if by facsimile, upon receipt of the confirmation copy; and (ii) if by personal delivery, courier or registered, first class airmail, upon receipt or refusal of delivery. A Party may change the address to which notices are to be sent by a notice complying herewith to that effect. All notices will be in English.

7.5   WAIVER


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      No failure or delay by either Party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy. Without limiting the foregoing, no waiver by either Party of any breach by the other of any provision hereof shall be deemed to be a waiver of any subsequent breach of that or any other provision hereof. If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

7.6   EXPENSES

      Except as otherwise specifically provided for in the Agreement, each Party shall bear its respective expenses, costs and fees (including attorneys', auditors' and financing commitment fees) in connection with the transactions contemplated hereby, including the preparation, execution and delivery of this Agreement.

7.7   ARBITRATION

      If any disputes, differences, or questions arise in respect of this letter or the subject matter hereof, the same shall be settled by arbitration in accordance with the Arbitration and Conciliation Act, 1996 by a sole arbitrator.

      The arbitration shall take place in Bangalore and shall be conducted in English.

      During the arbitration, all Parties shall continue to fulfill their respective obligations under this Agreement except for such obligations and other matters which are the subject of the arbitration.

      The arbitral award shall be in writing, state the reasons for the award, and be final and binding on the Parties concerned. The award may include an award of costs, including reasonable attorneys' fees and disbursements.

7.8   TITLE, CAPTIONS AND HEADINGS

      The titles, captions and headings contained in this Agreement are inserted for the convenience of reference only and are not intended to affect in any way the construction or interpretation of this Agreement.

7.9   BINDING EFFECT

      This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors, permitted assigns, executors and administrators of the Parties hereto.

7.10  CONFIDENTIALITY

      The Seller shall maintain the confidentiality of Confidential Information in accordance with procedures adopted by the Seller and shall not disclose to any third party or use the same for any purpose whatsoever, provided that the Seller may deliver or disclose Confidential Information to (i) any Governmental authority having jurisdiction over the Seller to the extent required by law, or (ii) any other person to which such delivery or disclosure may be necessary or appropriate (A) to effect compliance with any Law applicable to such Party, (B) in response to any subpoena or other legal process, or (C) in connection with any litigation to which such Party is a party, provided further that, at the


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      time of such disclosure as above, its shall provide the Purchaser with prompt written notice thereof so that the Purchaser may seek (with the cooperation and reasonable efforts of the Seller) a protective order, confidential treatment or other appropriate remedy, and in any event shall furnish only that portion of the information reasonably necessary for the purpose at hand, and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information to the extent reasonably requested by the Purchaser.

IN WITNESS WHEREOF, the Parties have executed this Agreement effective the date first mentioned above.

        SIGNED BY                                                )
        OPTIONEE BEING                                           )

        In the presence of                                       )


        SIGNED BY                                                )
        For and on behalf of                                     )
        WIPRO LIMITED                                            )

        In the presence of                                       )



        SIGNED BY                                                )
        For and on behalf of                                     )
        SPECTRAMIND ESERVICES PRIVATE LIMITED                    )

        In the presence of                                       )


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